Exhibit 99.1

Intercontinental Exchange Names Stacey Cunningham

as New President of NYSE Group

Cunningham Succeeds Thomas Farley as head of the New York Stock Exchange

John Tuttle promoted to Chief Operating Officer of NYSE Group

New York — May 22, 2018 — Intercontinental Exchange, Inc. (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, announced today that Stacey Cunningham will become President of NYSE Group, succeeding Thomas Farley, who has served in that role since 2014. Cunningham, currently the Chief Operating Officer of NYSE Group, began her career as a floor clerk on the NYSE trading floor in 1996 and will now become the 67th President of the New York Stock Exchange in its 226-year history and the first female to lead NYSE Group.

As Cunningham ascends to her new role, John Tuttle, currently the NYSE’s Global Head of Listings, will also become Chief Operating Officer of NYSE Group. Tuttle, who joined the NYSE in 2007, will lead NYSE’s Global Listings, Capital Markets, and Exchange Traded Products businesses.

The promotions of Cunningham and Tuttle are effective as of May 25.

“As our COO, Stacey Cunningham successfully managed our equities, equities derivatives and ETF businesses, distinguishing herself as a customer-focused leader who is respected across our industry,” said Jeff Sprecher, Chairman and CEO of Intercontinental Exchange and Chairman of NYSE Group and the New York Stock Exchange. “More than a half century after Muriel Siebert became the first woman to own a seat on the NYSE, Stacey represents a new generation of leadership for NYSE Group. I’m confident that Stacey, who started as a summer intern on the NYSE floor in 1994, will continue to propel this vital institution forward. Stacey and our team are steadfastly committed to ensuring that the U.S. remains the center of world’s capital markets.”

“John Tuttle’s track record at the NYSE over the past decade has helped drive continuous growth for our business since he joined the Exchange,” said Sprecher. “John drives results, clearly demonstrated by the resurgence of our IPO leadership, his strong relationships, and his record of delivering on the NYSE’s commitments. By centralizing our corporate listings and exchange-traded products under John, we will enhance the NYSE issuer network and provide an unparalleled level of service for our community.”

Thomas Farley joined ICE in 2007 as President and COO of ICE Futures U.S., formerly the New York Board of Trade, and joined the NYSE in 2013 when ICE acquired NYSE Euronext. He leaves the NYSE with an impressive track record of continuous growth and headline-making IPOs as President of NYSE Group. When he leaves the Exchange, Farley will become the chief executive officer of a special purpose acquisition company.

“I have had the honor of standing at the NYSE Bell Podium with hundreds of inspiring entrepreneurs during my years as the NYSE’s President and am now thrilled to join their ranks by building on an idea and starting something from scratch,” Tom Farley said, “With enormous gratitude to Jeff for the tremendous opportunity he has given me to lead the NYSE and work with our customers and management team, I am eager to build a new company and to watch with pride as Stacey, John, and this world-class management team takes the NYSE to new heights.”

“Tom Farley’s contribution to our growth has been extraordinary, having transformed and integrated our exchange acquisitions in New York, including the NYSE and New York Board of Trade,” said Sprecher. “Tom is a valued colleague, leader and confidant, and our management team looks forward to supporting him in his new venture. Having partnered with Tom to build an exceptional NYSE team, advance our listings leadership, and rebuild our technology systems, I’m extremely confident that Stacey and John will continue to grow the NYSE as the world’s leading equity marketplace.”

About NYSE Group

NYSE Group is a subsidiary of Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses, and a provider of data and listings services. NYSE Group’s equity exchanges — the New York Stock Exchange, NYSE American and NYSE Arca — trade more U.S. equity volume than any other exchange group. The NYSE is the premier global venue for capital raising, leading worldwide in IPOs, including technology IPOs. NYSE Arca Options and NYSE Amex Options are leading equity options exchanges. To learn more, visit www.nyse.com/index.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 and Fortune Future 50 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. ICE is the parent company of the New York Stock Exchange, which has helped companies raise more capital than any other exchange in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key information Documents (KIDS)”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statement in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contacts:

Josh King

josh.king@theice.com

Phone: 212.656.2490